EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements of our report dated February 24, 2017, relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company, appearing in this Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the registration statements.

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-199259	333-102934
333-199260	333-114560
333-199262	333-114561
333-199264	333-114562
333-199265	333-121687
333-199266	333-121691
333-199796	333-121692
333-199797	333-121693
333-200095	333-121695
333-200098
333-200099
333-202202
/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 24, 2017